UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2013

QUINT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

3250 NE 1st. Ave., Suite 305, Miami, Florida 33137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (786) 431-2174

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see the disclosure under Item 2.03 of this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Promissory Note

On September 24, 2013, we accepted a subscription from one non-US investor and issued a promissory note dated September 24, 2013 in the amount of $100,000. The promissory note is payable in full on June 30, 2014, and the principal amount or such portion thereof as shall remain outstanding from time to time shall accrue simple interest, calculated monthly in arrears, at a rate of seven percent per annum commencing on the date of the promissory note and payable at maturity.

Under the terms of the promissory note, if principal is not paid when due, we have agreed to pay all collection costs including legal fees and certain expenses incurred by the lender.

We may prepay all or any portion of the principal sum without prior notice to, or the consent of, the lender, at any time and from time-to-time during the term of the promissory note.

Amendments to Promissory Notes

As of August 31, 2013, we entered into an amendment of a previously amended unsecured promissory note originally dated June 15, 2009 in the principal amount of $50,000. Effective September 1, 2013, the maturity date of the note has been extended from December 31, 2012 until June 30, 2014, and the interest rate on the outstanding principal balance has been deceased from twelve percent per annum to seven percent per annum. All other terms of the promissory note remain the same.

In addition, as of August 31, 2013, we entered into an amendment of a previously amended unsecured promissory note originally dated May 6, 2011 in the principal amount of $250,000. Effective September 1, 2013, the maturity date of the note has been extended from December 31, 2012 until June 30, 2014, and the interest rate on the outstanding principal balance has been deceased from twelve percent per annum to seven percent per annum. All other terms of the promissory note remain the same.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Private Placement Subscription Agreement including Form of Promissory Note

10.2	Form of Promissory Note Amendment dated August 31, 2013

10.3	Form of Promissory Note Amendment dated August 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINT MEDIA INC.

/s/ Constantin Dietrich
Constantin Dietrich
President, Chief Executive Officer, Chief Financial Officer,
Secretary and Treasurer and Director
September 25, 2013